Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Kathy Powers
(262) 636-1687
k.t.powers@na.modine.com

MODINE MANUFACTURING COMPANY ANNOUNCES RESIGNATION OF HOLGER SCHWAB, VICE PRESIDENT VTS

Racine, WI – December 21, 2017 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced today that Holger Schwab, Vice President of the Vehicular Thermal Solutions (VTS) business segment, will resign from Modine.  Mr. Schwab will be transitioning to another company that does not compete directly with Modine.

Tom Burke, President and CEO of Modine, stated: “I thank Holger for his leadership over the last five years, and wish him well in his future endeavors.  During Holger’s tenure, the VTS segment has successfully become a truly global organization, and a critical piece of Modine’s long-term strategy of Strengthen, Diversify and Grow.  Combining that robust strategy, the strong succession planning options available to Modine, and the depth of our leadership capability, I remain excited about the future of both the VTS segment and the company as a whole.”

The company anticipates Mr. Schwab will complete his role at Modine during the fourth quarter of Modine’s fiscal year 2018.  The company will communicate more definitive plans regarding the succession and transition plan in the new year.

About Modine
Modine, with fiscal 2017 revenues of $1.5 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its three complementary business units: Vehicular Thermal Solutions (VTS); Commercial & Industrial Solutions (CIS); and Building HVAC Systems (BHVAC). Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa. For more information about Modine, visit www.modine.com.